Exhibit 16

April 28, 2003


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C.  20549

Commissioners:

We have read the statements made by Pfizer Inc. with respect to the Pharmacia Savings Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report dated April 16, 2003. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,


PricewaterhouseCoopers LLP